Exhibit 10.1

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT (this “Voting Agreement”), dated as of December 15, 2011, by and between United Rentals, Inc., a Delaware corporation (“Purchaser”) and OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC (collectively, the “Stockholder”), a stockholder of RSC Holdings Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Voting Agreement, the Company and Purchaser have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that the Company will be merged with and into Purchaser with Purchaser as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, 34,755,329 shares of Company Common Stock (as defined below);

WHEREAS, the Merger Agreement is required under Section 251 of the Delaware General Corporation Law (the “DGCL”) to be adopted by the affirmative vote of the holders of a majority of the shares of the Company’s common stock entitled to vote on such matter; and

WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, and in order to induce Purchaser to enter into the Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used but not defined in this Voting Agreement shall have the meanings ascribed to them in the Merger Agreement.

1.2 Other Definitions. For purposes of this Voting Agreement:

(a) “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Company Common Stock means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any Stockholder’s Shares that may be owned by employees of Stockholder or its Affiliates in their capacity as directors of the Company.

(b) “Company Common Stock” means the common stock of the Company, no par value.

(c) “Shares” means shares of Company Common Stock.

(d) “Stockholder’s Shares” means all shares of Company Common Stock held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, any Company Stock Options or Company Awards held of record or Beneficially Owned by the Stockholder or any New Shares.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1 No Transfer of Shares. Stockholder shall not, directly or indirectly, (A) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Stockholder’s Shares or any interest in the Stockholder’s Shares, (B) deposit the Stockholder’s Shares or any interest in the Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (C) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Stockholder’s Shares (any such action in clause (i), (ii) or (iii) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Stockholder’s Shares by the Stockholder (i) if the Stockholder is an individual, (A) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or (B) upon the death of the Stockholder to such Stockholder’s heirs, or (ii) if the Stockholder is a partnership or limited liability company, to one or more partners or members of the Stockholder or to an Affiliate under common control with the Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Purchaser, to be bound by all of the terms of this Voting Agreement. For the avoidance of doubt, subject to any changes after the date hereof not contemplated by the Merger Agreement that would affect the status of Stockholder as a non-affiliate of Purchaser within the meaning of Rule 144 under the Securities Act, Purchaser agrees that it will not instruct the transfer agent to place any securities Laws transfer restriction legend on the shares of common stock of Purchaser held by Stockholder and will not advise its transfer agent that there are any restrictions on the transfer of shares of common stock of Purchaser by Stockholder under the securities Laws.

2.2 Vote in Favor of the Merger and Related Matters. The Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company (and not, if applicable, in the

Stockholder’s capacity as an officer or director of the Company), irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Date, at any meeting of the stockholders of the Company or any adjournment thereof, or in connection with any action by written consent of the stockholders of the Company, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Stockholder’s Shares Beneficially Owned or owned of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Stockholder’s Shares: (i) in favor of, and will otherwise support, the adoption of the Merger Agreement and approval of the Merger, the Subsequent Mergers and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) and Section 251 of the DGCL, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement and (iii) except for the Merger, the Subsequent Mergers and the Merger Agreement, against, and not otherwise support, any Company Acquisition Proposal or any other action, agreement or transaction submitted for approval of the Company’s stockholders that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger, the Subsequent Mergers or this Agreement, including any extraordinary transaction, including any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any of its Subsidiaries or any other action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or satisfied. Except as set forth in this Section 2.2, nothing in this Voting Agreement shall limit the right of the Stockholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s stockholders, including in connection with the election of directors proposed by the Company or Purchaser or by a third party not in connection with a Company Acquisition Proposal proposed by such third party.

2.3 Termination. This Voting Agreement and the obligations of the Stockholder pursuant to this Voting Agreement shall terminate upon the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the date of any amendment, modification, change or waiver to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (subject to adjustment in accordance with the terms of the Merger Agreement) and (c) such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement (such earlier date, the “Expiration Date”); provided, however, that if the Merger shall become effective, the Purchaser’s obligations pursuant to the last sentence of Section 2.1 shall survive such termination.

2.4 Stockholder Capacity. The parties acknowledge that this Voting Agreement is entered into by Stockholder in his or its capacity as owner of the Stockholder’s Shares and that nothing in this Voting Agreement shall in any way restrict, limit or prohibit any affiliate or representative of Stockholder from exercising his or her fiduciary duties in his or her capacity as a director of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Purchaser as follows:

3.1 Authorization; Binding Agreement. The Stockholder has all legal right, power, authority and capacity to execute and deliver this Voting Agreement, to perform his, her or its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Voting Agreement have been duly and validly executed and delivered by or on behalf of the Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Purchaser, constitute a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their terms.

3.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Voting Agreement to Purchaser by the Stockholder does not, and the performance of this Voting Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which the Stockholder is bound or affected, (ii) violate or conflict with the organizational documents of the Stockholder, if applicable, or (iii) except where it would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the Stockholder of the transactions contemplated by this Voting Agreement.

(b) The execution and delivery of this Voting Agreement by the Stockholder does not, and the performance of this Voting Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder.

3.3 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Stockholder or any of the Stockholder’s Affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against the Stockholder or any of the Stockholder’s Affiliates or any of their respective properties or assets or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would materially interfere with the Stockholder’s ability to perform its obligations hereunder. There is no judgment, decree or order against the Stockholder or any of the Stockholder’s Affiliates, or, to the knowledge of the Stockholder or any of the Stockholder’s Affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would prevent, enjoin, alter or delay any of the transactions contemplated by this Voting Agreement, or that would otherwise materially interfere with the Stockholder’s ability to perform its obligations hereunder.

3.4 Title to Shares. The Stockholder is the record or beneficial owner of the Stockholder’s Shares and has good title to the Stockholder’s Shares free and clear of all liens, encumbrances, security interests, charges, claims, proxies or voting restrictions other than pursuant to this Voting Agreement or the Stockholders Agreement. The Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Stockholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Voting Agreement; provided however, the Stockholder’s Shares are subject to the Stockholders Agreement.

3.5 Acknowledgement of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement presented to such Stockholder as a substantially final form and has reviewed and understood the terms thereof.

3.6 Absence of Agreements with the Company. Other than the Second Amended and Restated Stockholders Agreement dated October 6, 2011 among the Company and Stockholder, there are no existing agreements or arrangements between the Stockholder or any of his affiliates (or his spouse), on one hand, or the Company or any of its subsidiaries, on the other hand, relating to the matters covered by this Voting Agreement, including the voting and transfer of the Stockholder’s Shares.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

4.1 Further Assurances. From time to time, at the request of the Company and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Purchaser may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

4.2 Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives the exercise of, and shall cause to be waived and prevent, any rights of appraisal, rights to dissent or any similar right that the Stockholder or any other person may have by virtue of the Stockholder’s ownership of the Shares with respect to the Merger and the other transactions contemplated by the Merger Agreement.

4.3 Public Announcements. The Stockholder shall not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Voting Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of Purchaser, except as may be required by applicable Law or to the Stockholder’s partners, members, investors or prospective investors who are bound by a customary confidentiality agreement.

4.4 No Solicitation of Acquisition Proposals. Subject to Section 2.5, neither the Stockholder nor any of his, her or its officers or directors shall, and the Stockholder shall direct and cause his, her or its employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or encourage any inquiries or the making or consummation of any proposal or offer that constitutes, or is reasonably likely to lead to, a Company Acquisition Proposal (including by way of providing access to non-public information), (b) engage in, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons regarding any proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or (c) otherwise cooperate with or assist in, or knowingly facilitate, any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal.

4.5 Additional Purchases. The Stockholder agrees that any purchase or acquisition of Beneficial Ownership of any shares of Company Common Stock or any Company Stock Options or Company Awards related thereto (“New Shares”) after the execution of this Voting Agreement, and Stockholder’s voluntary acquisition of the right to vote or share in the voting of any shares of Company Common Stock or any Company Stock Options or Company Awards related thereto other than the Stockholder’s Shares shall be subject to the terms of this Voting Agreement to the same extent as if such New Shares constituted the Stockholder’s Shares.

4.6 Stop Transfer Order. In furtherance of this Voting Agreement, the Stockholder authorizes Purchaser to request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Stockholder’s Shares Beneficially Owned and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof other than Stockholder’s Shares permitted to be transferred in accordance with Section 2.1.

ARTICLE V

GENERAL PROVISIONS

5.1 Entire Agreement; Amendments. This Voting Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Voting Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

5.2 No Survival of Representations and Warranties. The representations and warranties made by the Stockholder in this Voting Agreement shall not survive any termination of the Merger Agreement or this Voting Agreement.

5.3 Assignment. The provisions of this Voting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Voting Agreement nor any of the rights, interests or obligations under this Voting Agreement shall be assigned by any party to this Voting Agreement(by operation of Law or otherwise) without the prior written consent of the other party to this Voting Agreement.

5.4 Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

5.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement is not performed in accordance with its specific terms or is otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Voting Agreement, Purchaser shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that neither Purchaser nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.6 Governing Law. This Voting Agreement and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Voting Agreement or the negotiation, execution or performance hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other state. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any Delaware State court, or Federal court of the United States of America, sitting in the State of Delaware, and any appellate court from thereof, in connection with any action, proceeding or counterclaim (whether based on contract, tort or otherwise) based upon or arising out of this Voting Agreement or the transactions contemplated hereby and agrees that process may be served upon him, her or it in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which he, she or it might otherwise have to such jurisdiction and such process. Each of the parties hereto irrevocably waives the right to trial by jury in connection with any action, proceeding or counterclaim (whether based on contract, tort or otherwise) based upon or arising out of this Voting Agreement or the transactions contemplated hereby.

5.7 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither party shall be deemed to have waived any claim available to it arising out of this Voting Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.8 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Purchaser:

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

Facsimile: (203) 618-7252

Attention: Jonathan Gottsegen

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile: (212) 558-3588

Attention: Francis J. Aquila

   George J. Sampas

If to the Stockholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of the Company.

5.9 Headings. The heading references herein are for convenience of reference only and do not form part of this Voting Agreement, and no construction or reference shall be derived therefrom.

5.10 Counterparts. This Voting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11 Amendment. This Voting Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

5.12 Antitrust Matters. Purchaser shall (a) cooperate with Stockholder and its affiliates in connection with the filing by the Stockholder and/or its affiliates of any necessary documentation required to effect all approvals, clearances and authorizations of all Governmental Entities pursuant to the HSR Act, including notification and report forms required under the HSR Act, in connection with the transactions contemplated by this Voting Agreement and the Merger Agreement (including the Merger) and (b) supply as promptly as practicable any additional information and documentary material that may be requested by such Governmental Entities.

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IN WITNESS WHEREOF, each of Purchaser and the Stockholder has executed or has caused this Voting Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

UNITED RENTALS, INC.

By:	/s/ Michael J. Kneeland
Name:Michael J. Kneeland
Title: President and CEO

Signature Page to Voting Agreement

OHCP II RSC, LLC

By:	Oak Hill Capital Parters II, L.P.
its Sole Member

By:	OHCP GenPar II, L.P.
its General Partner

By:	OHCP MGP II, L.L.C.
its General Partner

By:	/s/ John R. Monsky
Name: John R. Monsky
Title: Vice President

OHCMP II RSC, LLC

By:	Oak Hill Capital Management Partners II, L.P.
its Sole Member

By:	OHCP GenPar II, L.P.
its General Partner

By:	OHCP MGP II, L.L.C.
its General Partner

By:	/s/ John R. Monsky
Name: John R. Monsky
Title: Vice President

OHCP II RSC COI, LLC

By:	OHCP GenPar II, L.P.
its Sole Member

By:	OHCP MGP II, L.L.C.
its General Partner

By:	/s/ John R. Monsky
Name: John R. Monsky
Title: Vice President

Signature Page to Voting Agreement